EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Vitesse Semiconductor Corporation:

We consent to incorporation herein by reference of our reports dated December 12, 2005, relating to the consolidated balance sheets of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended September 30, 2005, and the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005, and the effectiveness of internal control over financial reporting as of September 30, 2005, which reports appear in the September 30, 2005, annual report on Form 10-K of Vitesse Semiconductor Corporation.

/s/ KPMG LLP

Los Angeles, California
March 23, 2006